Exhibit 10.13

AGREEMENT

FOR

AUTHORIZED SALES REPRESENTATIVES

This agreement made this 1st day of March 1995, by and between Pioneer Transformers LTD (“PT”) in Mississauga, Ontario, Canada, having its principal place of business at 612 chemin Bernard, Granby, Quebec, Canada, and its Sales Representative,

CHAZ Sales Corp.

the post office address of which is:

P.O. Box 276
REGINA, Saskatchewan
S4P 3A1

a corporation organized and existing
under the laws of
Saskatchewan, Canada.

(hereinafter called the “Sales Representative”).

In consideration of the covenants and conditions herein contained, PT and the Sales Representative mutually undertake and agree as follows:

ARTICLE 1 - DEFINITIONS

As used herein:

1.1	The term “The Territory’ shall mean:
the Province of Alberta, Saskatchewan and Manitoba.

The term “The Market” shall mean:

1)           All electrical generating and electrical distribution utilities.

2)	Distributors and industrial accounts not covered by Schneider Canada Inc sales force.

1.2           The term “PT” shall mean Pioneer Transformers LTD

1.3
The term “sales credit” shall mean the value of billed sales acknowledged by PT to have been procured by the Sales Representative pursuant to the terms and conditions contained in this Agreement, less any sales taxes, duty, brokerage or freight that may be included.

ARTICLE 2 - APPOINTMENT

CHAZ Sales Corp. is hereby appointed an authorized Sales Representative for PT and is authorized to solicit orders for PT products within the Territory under the terms and conditions herein described. It is understood that this appointment shall be exclusive to both parties for the Territory and Markets as previously described.

ARTICLE 3 - ORDERS

3.1
Orders for PT products which have been placed with the Sales Representative shall be promptly forwarded to PT in Granby Quebec with a copy to Mississauga Ontario for review. Such orders shall not be binding on PT until accepted by PT in writing or by the issue by PT of an official order acknowledgment.

3.2
PT reserves the right to reject any order for any reason which it deems sufficient, including but not limited to, such reasons as failure to conform to PT’s standard terms and conditions of sale, unrealistic specified delivery dates and unapproved credit of the purchaser.

3.3	The Sales Representative shall be excluded from entering orders in its own name to fill customer requirements.

3.4
PT shall not be liable for any loss or damage caused by late delivery or failure to otherwise perform under those orders which it has accepted where such delay or non-performance is due to labor disputes, strikes, lockouts, inability to obtain materials, fire, acts of God or the public enemy, accidents, governmental restrictions or appropriation, or any other cause beyond the reasonable control of PT, unless otherwise provided by the terms and conditions that have been quoted and accepted by PT.

ARTICLE 4 - SALES CREDIT

4.1
The Sales Representative shall receive sales credit for those orders covering PT products which it solicits within the Territory and are accepted by PT, as well those accepted orders covering PT products which are submitted directly to PT by purchasers within the Territory or orders which are accepted from outside the territory but are shipped into the territory when the Sales Representative is requested by PT to perform the order follow-up activity.

ARTICLE 5 - COMMISSIONS

5.1
PT shall compute and pay commissions on the value of sales credits earned by the Sales Representative in accordance with the rates and conditions set forth in Exhibit A annexed hereto and made a part hereof.

5.2
Sales credit for sales of PT products and commissions payable thereon shall be calculated at the end of each month. Commissions shall be paid monthly, with commission cheques being mailed to the Sales Representative’s business address shown on the front page hereof, on or about the fifteenth day of the month immediately following the month in which the sales credits are earned and customer invoices paid. If the commission earned during any given month is less than $100.00, it will be held until a minimum amount of $100.00 is reached. Hold backs against commissions payable to the Sales Representative will be made for any overdue unpaid PT invoices.

5.3
In determining commissions to be paid by PT to the Sales Representative recognition will be given to circumstances where the shipping address and location and pre-engineering is outside the Territory. In such circumstances split credit or commission may apply so that recognition is given to the location of the engineering firm undertaking pre-engineering work, the location of the customer placing the order and the location of the shipping address for after sale service. Each such location shall be awarded an appropriate commission based on the value of the total billed sales as detailed in clause 1.3. Generally split credits will be applied at 1/3 credit for where the engineering work is undertaken, 1/3 credit for where the order is placed and 1/3 credit for where the shipment is made.  Example: An order engineered in one province, ordered in another province but shipped to the Territory - 1/3 credit is due - the appropriate commission would be based on 1/3 the value of the commissionable rate.

5.4	Commissions paid will be net billed sales less taxes, duty, brokerage or freight.

ARTICLE 6 - MARKETING ASSISTANCE

6.1	PT shall furnish the Sales Representative with:

6.1.1
Reasonable quantities of bulletins and such promotional aids as catalogs, circulars and technical information, and other publications which PT may have available for distribution in connection with the sale of PT products.  There shall be no charge for the material furnished pursuant to this article 6.1.1. The Sales Representative’s use of the aforementioned materials shall be subject to the terms, conditions and limitations of this Agreement.

6.1.2
Quotations, proposals, customer visits, trade show participation, seminar programs or special advice as may from time to time be requested by the Sales Representative for the purpose of satisfying customer needs and government requirements.

ARTICLE 7 - SALES EFFORT

7.1
The Sales Representative shall use its best efforts to promote the sale and use of, and to secure orders for PT products within the Territory and Market, so as to create the largest volume of profitable business. for PT commensurate with the opportunities therefor. The Sales Representative shall promote the goodwill and name of PT, and do everything within its capabilities to further the interest of PT, its name and PT products including participation in trade shows, seminar programs and all sales activities undertaken by PT. It shall endeavor to provide PT with timely feedback on all major tenders. It shall assist PT in furnishing or obtaining, on request, information as to credit standing of purchasers or prospective purchasers of PT products.

7.2
The Sales Representative shall faithfully observe and comply with PT standard policies and procedures where applicable, when soliciting orders for PT products or otherwise handling PT business under this Agreement.

ARTICLE 8 - TELEPHONE AND TELEFAX EXPENSE

PT shall assume the charge and expense for telephone calls, telegraph, fax messages and couriers, which it may make or send to the Sales Representative. The Sales Representative shall pay for those telephone calls, telegraph, fax messages and normal courier service to PT which it may originate. Courier costs associated with forwarding tender requests or documents to PT, on a timely basis, will be paid for by PT.

ARTICLE 9 - COMPETITIVE CLAUSE

During the term of this Agreement, the Sales Representative shall not directly or indirectly handle, deal or become interested in the manufacture, marketing or selling of products which are similar in kind, character and/or use to PT products. The Sales Representative shall not directly or indirectly, provide any competitor of PT with PT product bulletins, special advices, PT products or other similar information and material which may be of competitive value.

ARTICLE 10 - PROPERTY OF PT

Any property of PT received by the Sales Representative shall be and remain the property of PT and, upon request, shall be returned in as good condition as when received, ordinary wear and tear excepted. All records or papers of any kind relating to PT’s business shall be and remain the property of PT and shall be surrendered to PT upon demand or termination of this Agreement.

ARTICLE 11 - LIMITATION OF POWER

The Sales Representative’s authority to act as a representative of PT is strictly limited to those powers expressly conferred herein. The Sales Representative shall have no authority nor shall it hold itself out as having such to make contracts in the name of or binding on PT, pledge PT credit or to extend credit in its name. Furthermore, the Sales Representative shall not use the initials “PT” or PT’s registered trade names or registered trade marks unless expressly approved by PT in writing.

ARTICLE 12 - SEVERABILITY

Should any of the provisions contained herein contravene or be invalid under the laws of Canada and or the province or other jurisdiction where it is to be performed, the validity of the remaining portions or provisions shall not be affected thereby.

ARTICLE 13 - GOVERNING

This Agreement shall be construed in and according to the laws of the Province of Quebec, Canada.

ARTICLE 14 - DURATION

14.1	This Agreement shall become effective on the date first above written and shall continue thereafter in full force and effect.

14.2	Either party may terminate this Agreement at will without cause at the end of a calendar year by giving the other party three month written notice of its intention to terminate.

14.3
In the event of a termination of this Agreement, commissions in accordance with Exhibit A will be paid on all orders shipped after the termination date less that portion of the commission due for shipping location or after sales service ( 1/3 ) provided the order was received and accepted prior to the termination date. Should the shipment date be longer than 2 months after the termination date an additional amount not to exceed 17% of the commissionable amount may be deducted for servicing of the contract prior to shipment, at the discretion of PT. Any quotations for PT products that have not been ordered prior to the termination date will not be honored by PT and no commission shall be owing or payable with respect thereto.

14.4	Nothing in article 14.3 above shall be deemed to entitle the Sales Representative to sales credit other than that to which it would be entitled under Article 4 hereof.

14.5
If at any time hereafter, either of the parties hereto shall fail to perform to the terms, covenants and conditions hereof at the time and in the manner herein provided, then the other party may forthwith cancel and terminate this Agreement by giving the other party written notice of its election to so cancel and terminate this Agreement and such cancellation and termination shall become effective upon the mailing or delivery of such notice, whichever occurs the earliest. This right to cancel and terminate shall be in addition to any other remedies available hereunder or at law.

ARTICLE 15 -NOTICES

Any notice required under this Agreement shall be given in writing addressed to the respective party at the address indicated on the front page hereof, or at such other address as the respective party may, from time to time, hereafter designate in writing.

ARTICLE 16 - CONTRACT ADMINISTRATION

This Agreement shall be administered on behalf of PT by its Marketing & Sales Department in Mississauga. All questions concerning this Agreement or PT policy and procedure should be directed to the said Department at 2600 Skymark Ave Bldg 5 Suite 102 Mississauga, Ontario, L4W-5E7, Attention: Klaus Brockhausen, V.P. Marketing & Sales.

ARTICLE 17 - ENTIRE AGREEMENT

This Agreement constitutes the only agreement between the parties and supersedes all previous communications, representations or agreements, whether oral or written, with respect to the subject matter hereof. No modification of or amendment to this Agreement shall be binding upon the parties hereto unless in writing and duly executed by both parties.

In Witness Whereof, the parties have executed this Agreement in duplicate on the dates indicated.

Sales Agency		Principal

CHAZ Sales Corp.		Pioneer Transformers LTD

By:	/s/ Dale Chastkiewicz	By:	/s/ Klaus Brockhausen
Date:	July 20, 1995	Date:	July 19, 1995

EXHIBIT A

Pioneer Transformers LTD, Representative Commission Scale,

INDIVIDUAL ORDER VALUE	COMMISSION RATE*

Up to $200,000	3%
$200,001 to $500,000	$6,000
plus 2.5% on the amount over $200,000
$500,001 to $1,000,000	$13,500
plus 2% on the amount over $500,000
$1,000,001 to $2,000,000	$23,500
plus 1% on the amount over $1,000,000

•	On long term contracts like the SPC pole mount and mini pad agreements, the commission rate for the monthly shipments is based on the total annual dollar value shipped.

•	Spare parts for Pioneer Transformer LTD products ……….10%

1)
If to obtain an order it becomes necessary for PT to make a reduction in price that would otherwise apply, or to make some concession involving extra cost, PT may, prior to acceptance of such an order, request of the Representative that the commission payable thereon be negotiated to reflect the special circumstances involved with the order. In such cases, the commission rate specified above shall not apply.

2)
For the purpose of determining the size of any order, any proposal to one customer for similar types of material with a common closing date that results in one or more purchase orders to facilitate accounting and/or shipments to different locations are considered to be one total order for the aggregate value of the different parts.

3)
Orders with different closing dates but grouped together by the Customer at time of purchase in order to obtain a value or volume discount will be treated as one order for the total value of the order.

4)	1/3 site commission will be payed on all Pioneer Transformers LTD shipments male after February 28, 1995.

5)	All securements received after February 28, 1995 that have the customer’s P.O. date of February 28, 1995 onwards are fully commissionable, regardless of the date of quotation.